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                                                                   EXHIBIT 10.29

[LETTERHEAD OF DAILY NEWS APPEARS HERE]


                                         Dated as of March 2, 1997


Black Entertainment Television, Inc.
One BET Plaza
1900 W Place, N.E.
Washington, DC 20018

Attention:     Debra Lee, President and Chief Operating Officer

Ladies/Gentlemen:

               Reference is made to the Joint Venture (the "Joint Venture") for the publication of a magazine insert publication geared toward an African American audience currently entitled "BET Weekend" (the "Supplement"), as described in that certain Joint Venture Agreement dated July 1996 between Daily News, L.P. ("Daily News") and BET Holdings, Inc. ("BET") as amended and supplemented from time to time (the "Joint Venture Agreement").

               Daily News and BET agreed to dissolve the Joint Venture and terminate the Joint Venture Agreement on the following terms and conditions:

          1. The Joint Venture terminated effective as of March 2, 1997 (the "Effective Date"). As of the Effective Date, Daily News shall have no further rights or obligations regarding the management of the Joint Venture or the sharing of profits and losses (except as provided in Paragraphs 3 and 9 below). Further, Daily News shall have no liability regarding the business of the Joint Venture arising from and after the Effective Date (Daily News and BET each remaining liable for their proportionate share of liabilities incurred prior to the Effective Date in accordance with, and subject to the provisions on indemnification contained in, the terms of the Joint Venture Agreement).

          2. BET shall have the right to continue the operation, publication and distribution of the Supplement and shall retain legal title to all property of the Joint Venture, including without limitation, all logos, trademarks, tradenames and copyrights of the Joint Venture.

          3. BET shall pay to Daily News an amount equal to its proportionate share (one-half) of the net losses, if any, of the Joint Venture through and including the March 1997 issue of the Supplement, determined in accordance with generally accepted accounting principles consistently applied and taking into account all amounts due and/or balances in BET's and Daily News' respective Capital Accounts. As of the date of the Final Accounting (as hereinafter defined) all unreimbursed cash outlays by BET and/or



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Daily News shall be credited to its/their respective Capital Accounts. Payment shall be made after a final accounting (the "Final Accounting"), to be done as promptly as practicable following the publication and distribution of the March 1997 issue of the Supplement but in no event more than ninety (90) days following such publication and distribution. Daily News shall represent and warrant that to the best of its knowledge the Final Accounting is complete and accurate in all material respects. BET shall not be liable for reimbursement of any costs or expenses incurred by Daily News prior to the Effective Date that are submitted following the issuance of the Final Accounting.

     4. For so long as the Supplement and any similar products are regularly published and distributed, BET shall provide Daily News with a mutually agreed upon number of copies of each issue thereof (not less than 300,000) and Daily News shall insert them in its Sunday edition of the New York Daily News. BET
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shall pay to Daily News a distribution fee at the rate of $90 per 1,000 copies, subject to reasonable annual increases established by Daily News and approved by BET, with such approval not to be unreasonably withheld.

     5. At BET's request, Daily News will assist BET in administering the distribution of the Supplement or any other similar products by other newspapers. Such assistance will be provided at no additional expense to BET during the time Daily News inserts the Supplement or any similar products in its Sunday edition.

     6. To the extent not already paid, BET shall pay to Daily News Five Hundred Fifty Dollars ($550) per page of advertising, procured by the Daily News or its employees prior to the termination date of the Joint Venture, for each issue of the Supplement published in 1997, payable promptly after the publication of each issue. Such amount will cover commission bonuses to Daily News employees responsible for procuring such advertising.

     7. At BET's request, Daily News will assist BET in the solicitation and sale of advertising for the Supplement from time to time for a commission and on other terms mutually satisfactory to BET and Daily News.

     8. Neither BET nor Daily News will issue any press release or make any other public announcement regarding the termination and dissolution of the Joint Venture and the change in relationship between BET and Daily News contemplated by this letter without the prior consent of the other. Daily News and BET will cooperate in the preparation and timely distribution of a letter or other communication notifying major suppliers, advertisers and other key persons of the changes in Supplement operation resulting from the termination and dissolution, each parties consent thereto not to be unreasonably withheld.

     9. The provisions of Sections 12 (Tax Matters), 21 (Representations and Warranties), 23 (Indemnification) and 24B. (Joint Liability) shall survive as to all matters or claims arising prior to the Effective Date.

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     Please acknowledge and confirm your agreement by signing a counterpart of this letter where indicated below and returning it to the undersigned.

                                             Sincerely yours,


                                             DAILY NEWS, L.P.
                                             By New DN Company, its
                                             General Partner


                                             By: /s/ Martin D. Krall
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                                                  Martin D. Krall
                                                  Executive Vice President

AGREED TO:

BLACK ENTERTAINMENT TELEVISION, INC.

By: /s/ Debra Lee
   ----------------------------------
   Debra Lee
   President and Chief Operation Officer

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